Exhibit (b)(2)

ALLIANZ FUNDS MULTI-STRATEGY TRUST

AMENDMENT TO

THE SECOND AMENDED AND RESTATED BYLAWS OF THE TRUST

The following amendments to the Second Amended and Restated Bylaws (the “Bylaws”) of Allianz Funds Multi-Strategy Trust (the “Trust”) were duly adopted by resolution of a majority of the Trustees of the Trust at a meeting of the Trustees held on December 16, 2020.

1.	The first sentence of Section 1.1 of Article I of the Bylaws is hereby amended to read in its entirety as follows:

“A principal office of the Trust shall be located in Greenfield, MA, or such other location as the Trustees may from time to time determine”

2.	The first sentence of Section 1.2 of Article I of the Bylaws is hereby amended to read in its entirety as follows:

“These Bylaws shall be subject to the Amended and Restated Agreement and Declaration of Trust, as amended and restated from time to time (the “Declaration of Trust”), of Virtus Strategy Trust (formerly, Allianz Funds Multi-Strategy Trust), the Massachusetts business trust established by the Declaration of Trust (the “Trust”).”

The foregoing amendment shall be effective as of the 1st day of February, 2021.